May 2007	Pricing Sheet dated May 23, 2007 relating to Preliminary Pricing Supplement No. 296 dated May 22, 2007 to Registration Statement No. 333-131266 Filed pursuant to Rule 433

Structured Investments Opportunities in Commodities
Commodity-Linked 95% Capital-Protected Notes due November 30, 2010 Based on the Price of IPE Brent Blend Crude Oil
P R I C I N G T E R M S – M a y 2 3 , 2 0 0 7
Issuer:		Morgan Stanley
Issue price:		$1,000 per note
Stated principal amount:		$1,000 per note
Aggregate principal amount:		$3,835,000
Pricing date:		May 23, 2007
Original issue date:		May 31, 2007 (5 business days after the pricing date)
Maturity date:		November 30, 2010
Principal protection:		95%
Interest:		None
Payment at maturity:		The minimum payment amount + supplemental redemption amount (if any)
Supplemental redemption amount:		$1,000 x IPE Brent oil price change x participation rate
Participation rate:		120%
Minimum payment amount:		$950
IPE Brent oil price change:		final average IPE Brent oil price – initial IPE Brent oil price initial IPE Brent oil price
Initial IPE Brent oil price:		$70.60 (1)
Final average IPE Brent oil price:		The arithmetic average of the IPE Brent oil prices for each day during the averaging period
IPE Brent oil price:		On any day, the official settlement price of the near-month futures contract for IPE Brent blend crude oil, stated in U.S. dollars per barrel, as made public on the ICE Futures.
Averaging period:		Each trading day from and including October 18, 2010 to and including November 18, 2010.
CUSIP:		61747YBR5
Listing:		None
Agent:		Morgan Stanley & Co. Incorporated
Commissions and issue price:		Price to Public	Agent’s Commissions(2)	Proceeds to Company
	Per Note	100%	3.00%	97.00%
	Total	$3,835,000	$115,050	$3,719,950
(1) The initial IPE Brent oil price will be the price published or determined by ICE Futures. If the initial IPE Brent oil price as finally determined by ICE Futures differs from any initial IPE Brent oil price specified in this pricing sheet, we will include the definitive initial IPE Brent oil price in an amended pricing sheet or final pricing supplement.
(2) For additional information, see “Supplemental Information Concerning Plan of Distribution” in the preliminary pricing supplement and “Plan of Distribution” in the prospectus supplement.

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE PRELIMINARY PRICING SUPPLEMENT DESCRIBING THE OFFERING AND THE RELATED PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW.

Preliminary Pricing Supplement No. 296, dated May 22, 2007
Prospectus Supplement dated January 25, 2006
Prospectus dated January 25, 2006

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.